UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K


CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934

                                December 21, 2001
                                (Date of report)




                    UNIVERSAL BEVERAGES HOLDINGS CORPORATION
                    ----------------------------------------
             (Exact name of registrant as specified in its charter)

         Florida                                                 0-13118
         -------                                                 -------
(State or other jurisdiction                            (Commission file number)
       of incorporation)


                                   65-0805935
                                   ----------
                                (I.R.S. Employer
                               Identification No.)




                  3301 W. Main Street, Leesburg, Florida 34748
                  --------------------------------------------
               (Address of principal executive offices) (Zip Code)

                                 (904) 296-3496
                                 --------------
              (Registrant's telephone number, including area code)


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Item 5.  Other Events.

     On December 18, 2001, the Company entered into a Forbearance Agreement with Universal Realty Investors, LLC, a Florida limited liability company ("Universal Realty"). Universal Realty is the assignee of a Judgment of Foreclosure obtained by Great Lakes Bank, N.A. against the Company's real property located in Leesburg, Florida. Universal Realty is not affiliated with the Company, although Cydelle Mendius and Alan Moore own minority interests in Universal Realty. Cydelle Mendius is a director of the Company and serves as a director and President of its subsidiary, Universal Beverages, Inc. Alan Moore is the brother of Jonathon Moore, Chairman and Chief Executive Officer of the Company.

     Pursuant to the terms of the Forbearance Agreement, Universal Realty will not execute on the Judgment of Foreclosure for at least sixty (60) days, subject to certain conditions. In consideration of the forbearance, the Company agreed to issue to Universal Realty warrants to acquire 1,800,000 shares of common stock of the Company at an exercise price of $0.25 per share and further agreed to amend the Judgment of Foreclosure to increase the principal amount by the sum of $160,000.00. The Company is in negotiations with a permanent lender for mortgage financing on the Company's real property in an amount sufficient to satisfy the Judgment of Foreclosure in full, together with subordinate liens.

Item 6.  Resignations of Registrant's Directors.

     On December 16, 2001, the Company received letters of resignation from directors Carlos L. Ripley and John W. Koelle, who represent the Company's Series B shareholders on the Board of Directors. On December 17, 2001, the Company received a letter of resignation from director Donald A. Rett, who represents the IMA Group on the Board of Directors. Messrs. Ripley and Koelle and Rett are collectively referred to herein as the "Resigning Directors."

     The Resigning Directors gave as reasons for their resignation disagreements with management over issues of policy, including failure to convene a Board meeting requested by one or more of the Resigning Directors, failure to respond to email or fax inquiries from one or more of the Resigning Directors and failure to take action to protect the assets of the Company. In addition, the Resigning Directors cited as a basis for their resignation the lack of any information or correspondence from new directors or new officers of the Company regarding any business plan for saving the assets of the Company. Mr. Rett gave as an additional reason for his resignation the actions of Jonathon Moore and Cydelle Mendius in obtaining an injunction against the Board in February of 2001.

     In response to the reasons given by the Resigning Directors, management offers the following:

     Present management of the Company admits that it disagreed with the Resigning Directors over the strategic direction of the Company. Present management of the Company believes that there are viable opportunities for growth for the Company within its markets. The Resigning Directors apparently believed that the shareholders of the Company were best served by liquidation, as they repeatedly pursued opportunities to sell the Company's assets over the last 12 months. In an apparent effort to further their goals and strengthen their control of the Company, the former Board of Directors, including the Resigning Directors, approved the issuance of the Series G Preferred Stock which resulted in the Series B shareholders gaining an additional 8 million votes in July 2001 and approved a dividend of another 8 million shares of common stock in August 2001. These actions were subsequently held to be in violation of a court order.

     As to the contention by the Resigning Directors that current management of the Company has taken no efforts to save the assets of the Company, current management points out that it has successfully assembled an investment group to acquire the Judgment of Foreclosure and negotiated a Forbearance Agreement that will permit the Company to obtain permanent financing and avoid the loss through foreclosure of substantially all of its assets. In addition, current management would point out that the Judgment of Foreclosure was obtained by the Company's former lender when the former officers and Board of Directors of the Company, including the Resigning Directors, failed to take any action to defend the foreclosure suit.

     As to the contentions of the Resigning Directors that current management failed to respond to inquires and requests for a meeting, current management responds that the inquiries and requests came over a five day period during which current management of the Company was engaged in intense negotiations to save the assets of the Company, which negotiations did not provide current management an opportunity to respond.

     At this time, with the resignation of directors Ripley, Koelle and Rett, the Company's current management and current Board of Directors are unified in their commitment to restore the Company's operations and position it for growth and profitability.

Item 7.  Financial Statements and Exhibits.

(c)      Exhibits

         Exhibit 99.1 - Letter of Resignation from Director Carlos L. Ripley dated December 16, 2001

         Exhibit 99.2 - Letter of Resignation from Director John W. Koelle dated December 16, 2001

         Exhibit 99.3 - Letter of Resignation from Director Donald A. Rett dated December 17, 2001

         Exhibit 99.4 - Forbearance Agreement by and between Universal Beverages Holdings Corporation and Universal Realty Investors, LLC dated December 18, 2001




                                   Signatures
                                   ----------


Pursuant to the requirements of the securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        Universal Beverages Holdings Corporation
                                        ----------------------------------------
                                        (Registrant)


Date:  December 21, 2001                By: /s/Jonathon O. Moore
                                        ------------------------
                                               Jonathon O. Moore
                                               Chief Executive Officer